Exhibit 10.5

ATLANTIC POWER CORPORATION

DEFERRED SHARE UNIT PLAN

April 24, 2007

1.              PREAMBLE AND DEFINITIONS

1.1                               The Plan herein described shall be called the “Deferred Share Unit Plan” and is referred to herein as “the Plan”.

1.2                               The purpose of the Plan is to enhance the Company’s ability to attract and retain talented individuals to serve as members of the Board of Directors of the Company and to promote a greater alignment of interests between members of the Board of Directors and the shareholders of the Company.

1.3                               In the Plan, the following terms shall have the meanings indicated:

(a)                                  “Annual Board Retainer” means the annual retainer paid by the Company to a Director who is not an Employee in a financial year for service on the Board, but does not include Chair Fees, Committee Fees and Meeting Fees.

(b)                                 “Annual General Meeting” means the annual general meeting of the shareholders of the Company.

(c)                                  “Beneficiary” means any person designated by the Member by written instrument filed with the Company to receive any amount payable under the Plan in the event of a Member’s death or, failing any such effective designation, the Member’s estate.

(d)                                 “Board” or “Board of Directors” means the board of directors of the Company.

(e)                                  “Chair” means the chair of the Board.

(f)                                    “Chair Fees” means the fees or retainers, other than Meeting Fees and Committee Fees, paid by the Company to a Director for service as the Chair and as chairman of a committee of the Board.

(g)                                 “Code” means the U.S. Internal Revenue Code of 1986.

(h)                                 “Committee Fees” means the fees or retainers, other than Meeting Fees and Chair Fees, paid by the Company to a Director for service on a committee of the Board.

(i)                                     “Company” means Atlantic Power Corporation and a reference in the Plan to action by the Company means an action taken with authority of the Board or such committee or person, if any, to whom the Board delegates its powers hereunder.

(j)                                     “Director” means a member of the Board.

(k)                                  “Employee” means an employee of the Company or any affiliate thereof.

(l)                                     “Fees” means the Annual Board Retainer, Chair Fees, Committee Fees, Meeting Fees or any other fees payable to a Director.

(m)                               “IPS” means an income participating security of the Company, each of which represents one Share and $5.767 principal amount of Subordinated Notes.

(n)                                 “Meeting Fees” means the fees or retainers, other than the Annual Board Retainer, paid by the Company to a Director for attending meetings of the Board and committees of the Board.

(o)                                 “Member” means an individual who becomes a participant in the Plan in accordance with Article 3, and includes an individual whose membership in the Plan is suspended in accordance with section 3.4.

(p)                                 “Payment Date” means the date of payment of Fees to the Directors.

(q)                                 “Reorganization” means any (i) capital reorganization, (ii) merger, (iii) amalgamation, (iv) offer for shares or IPSs of the Company which if successful would entitle the offeror to acquire all of the shares of the Company or all of one or more particular class(es) of shares of the Company to which the offer relates, or (v) arrangement or other scheme of reorganization.

(r)                                    “Shares” means the common shares in the capital of the Company, and includes any shares of the Company into which such shares may be converted, reclassified, redesignated, subdivided, consolidated, exchanged or otherwise changed.

(s)                                  “Subordinated Notes” means the 11.0% subordinated notes of the Company that form part of an IPS.

(t)                                    “Trading Day” means any date on which the TSX is open for the trading of Shares or IPSs.

(u)                                 “TSX” means the Toronto Stock Exchange.

(v)                                 “Unit” means a right to receive on a deferred basis an amount of money subject to and in accordance with the terms of this Plan, credited under this Plan to a Member and reflected as an entry in an account in accordance with section 4.7.

(w)                               “Unit Account” has the meaning ascribed thereto in section 4.7.

(x)                                   “U.S. Members” has the meaning ascribed thereto in section 10.1.

(y)                                 “Value of a Unit” means:

(i)                      if the Shares are trading on the TSX, on the relevant day, the value of a Share determined by reference to the five-day weighted average closing price of a Share on the immediately preceding five Trading Days; or

(ii)                   if the Shares are not trading on the TSX, on the relevant day, the value of a Share determined by reference to the five-day weighted average closing price of an IPS on the immediately preceding five Trading Days and then subtracting the Value of the Subordinated Note component of the IPS on the relevant date.

(z)                                   “Value of the Subordinated Note” means the value of the Subordinated Note based on the most recent valuation of the Subordinated Notes completed by an independent valuator in connection with an issuance of securities by the Company, as adjusted by the Chief Financial Officer of the Company in his sole discretion taking into account market factors.

2.              CONSTRUCTION AND INTERPRETATION

2.1                               In the Plan, references to the singular shall include the plural and vice versa, as the context shall require.

2.2                               The Plan shall be governed and interpreted in accordance with the laws of the Province of Ontario and the applicable laws in Canada.

2.3                               If any provision of the Plan or part hereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part hereof.

2.4                               Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained.

3.              ELIGIBILITY AND MEMBERSHIP

3.1                               Every Director is a Member provided that he or she is not an Employee.  For greater certainty, the Chair shall not be considered an Employee solely as a result of his or her performing the responsibilities as Chair.

3.2                               Every Director who would have become a Member in accordance with section 3.1 hereof except for the fact he or she was an Employee, shall become a Member when he or she ceases to be an Employee, provided he or she is a Director at that time.

3.3                               A person ceases to be a Member at such time as such person ceases to be a Director for any reason.

3.4                               If a Member becomes an Employee, his or her active membership in the Plan shall be suspended effective the date of the commencement of his or her employment and shall resume upon termination of such employment provided he or she continues as a Director.  During the period of such suspension, such individual shall not be entitled to receive or be credited with Units under Article 4, except under section 4.8 in respect of cash dividends paid on Shares.  Such individual shall, for the purposes of section 5.1, cease to be a Director on the later of the date he or she ceases to be a Director and the date he or she ceases to be an Employee.

3.5                               Nothing herein contained shall be deemed to give any person the right to be retained, appointed or elected as a Director.

4.              UNIT GRANTS AND ACCOUNTS

4.1                               Each Member whose active membership in the Plan has not been suspended in accordance with section 3.4 may elect to receive 0%, 25%, 50%, 75% or 100% of their Fees in the form of Units under this Plan.

4.2                               In addition, with the approval of the Board, an annual allotment of Units under this Plan may be made at such time and in such amounts as the Board may determine.

4.3                               In addition, the Board may determine, at their discretion, that a Director who is appointed or elected other than at an Annual General Meeting shall become a Member, on the basis such Director may receive a number of Units calculated in accordance with section 4.5 for any portion of such Director’s Fees for this purpose being the amount equal to that percentage of the Fees payable to the Director which is the percentage of the year to be served by that Director until the next Annual General Meeting and otherwise upon the terms which they establish.

4.4                               A Member shall be credited on each Payment Date, for the elected portion of the Fees, that would otherwise be paid in cash on such date, a number of Units calculated in accordance with section 4.5.  A Member shall be credited with the Units allotted to that Director pursuant to section 4.2 on the day so designated by the Board.

4.5                               The number of Units to be credited to a Member will be calculated by dividing the dollar amount of the elected portion of the Fees payable to the Member on a Payment Date by the Value of a Unit on such Payment Date.  For example, assuming an IPS price of $10.00 and $10,000 of elected Fees:

$10,000 [Elected Fees]   = 2,362.3907 [Number of Units Granted]
$4.233 [Value of a Unit]

Value of a Unit based on: $10.00 [IPS price] – 5.767 [Value of the Subordinated Note]

4.6                               Fractional Units, to four decimal places, may be credited under the Plan.

4.7                               An account, to be known as the “Unit Account”, shall be maintained by the Company for each Member and will show the Units credited to a Member from time to time.

4.8                               Whenever cash dividends are paid on the Shares, additional Units will be credited to the Member’s Unit Account.  The number of such additional Units will be calculated by dividing the aggregate dividends that would have been paid to such Member if the Units in the Member’s Unit Account had been Shares by the Value of a Unit on the date on which the dividends were paid on the Shares.

4.9                               Elections by Members regarding the amount of their Fees that they wish to receive in Units shall be made no later than December 31 of any given year with respect to Fees for the following year provided that for the 2007 fiscal year, Members must elect by June 30, 2007 to receive an amount of their Fees for the period July 1, 2007 to December 31, 2007 in Units.

5.              REDEMPTION OF UNITS

5.1                               Except as provided in sections 5.2 and 5.3, the value of the Units credited to a Member’s Unit Account, net of applicable withholdings, shall be paid to the Member after the effective date the Member ceases to be a Director for any reason on a day designated by the Member and communicated to the Company by the Member in writing at least 10 Trading Days prior to the designated day (or such earlier date after the Member ceases to be a Director as the Member and Company may agree, which date shall be no later than the end of the calendar year following the year in which the Member ceases to be a Director) and if no such notice is given, then on the first anniversary of the effective date the Member ceases to be a Director.

5.2                               In the event the value of a Unit would be determined with reference to a period commencing at a fiscal year quarter-end of the Company and ending prior to the public disclosure of interim financial statements for the quarter (or annual financial statements in the case of the fourth quarter), the payment of the value of the Units will be made to the Member with reference to the five Trading Days immediately following the public disclosure of the interim financial statements for that quarter.

5.3                               If a Member dies, the value of the Units credited to that Member’s Unit Account, net of applicable withholdings, shall be payable to his or her Beneficiary within 120 days after the Member’s death.

5.4                               In no event may the redemption date be later than the last day of the calendar year following the calendar year in which the death, retirement or termination takes place.

5.5                               For the purposes of determining the value of Units for the purposes of a payment to a Member (or, where the Member has died, his or her Beneficiary) under sections 5.1, 5.2 or 5.3, the Units will be valued on a per Unit basis on (i) for section 5.1, the Value of a Unit on the next Trading Day after that the Member ceases to be a member of the Board, (ii) for section 5.2, the Value of a Unit on the sixth Trading Day following the day on which public disclosure of the interim financial statements is made, and (iii) for section 5.3, the Value of a Unit on the next Trading Day after the Member’s death.  In each case, the Member (or his or her Beneficiary) shall receive a payment equal to the Value of a Unit multiplied by the number of Units (including fractional Units) credited to a Member’s Unit account.

5.6                               All references in the Plan to currency refer to lawful Canadian currency.

5.7                               The Company shall have the right to deduct from all cash payments made to a Member any federal or provincial taxes required by law to be withheld with respect to such payments.

6.              ANTI-DILUTION AND RE-ORGANIZATION

6.1                               If the number of outstanding Shares of the Company shall be increased or decreased as a result of a stock split, consolidation or recapitalization and not as a result of the issuance of Shares or IPSs for additional consideration or by way of stock dividend, the Board may make appropriate adjustments to the number of Units credited to a Member.  Any determinations by the Board as to the required adjustments shall be made in its sole discretion and all such adjustments shall be conclusive and binding for all purposes under the Plan.

6.2                               In the event of a Reorganization or proposed Reorganization, the Company, at its option, may do either of the following:

(a)                                  the Company may irrevocably commute any Unit, upon giving to the Member to whom such Unit has been granted at least 30 days written notice of its intention to commute the Unit, and during such period of notice, the Member may elect to receive payment of the value of the Unit as of the date of the notice of the Company and on the expiry of such period of notice, any Unit for which the Member has not so elected shall lapse and be cancelled; or

(b)                                 the Company or any corporation which is or would be the successor to the Company or which may issue securities in exchange for Shares upon the Reorganization becoming effective may offer any Member the opportunity to obtain a new or replacement stock appreciation or similar right in respect of any securities into which the Shares are changed or are convertible or exchangeable, on a basis proportionate to the number of Units held by the Member; in such event, the Member shall, if he or she accepts such offer, be deemed to have released his or her Units and such Units shall be deemed to have been terminated.

6.3                               Sections 6.2(a) and 6.2(b) are intended to be permissive and may be utilized independently or successively or in combination or otherwise, and nothing therein contained shall be construed as limiting or affecting the ability of the Company to deal with Units in any other manner.

7.              ADMINISTRATION

7.1                               The Plan shall be administered by the Company in accordance with its provisions.  All costs and expenses of administering the Plan will be paid by the Company.  The Company may from time to time establish administrative rules and regulations relating to the operation of the Plan as it may deem necessary to further the purpose of the Plan and amend or repeal such rules and regulations.  In administering the Plan, the Company may seek recommendations from the Chair.  The Company may also delegate to any director(s) or committee of directors, officer(s) or employee(s) of the Company such duties and powers as it may see fit.

7.2                               From time to time the Company may, in addition to its powers under Article 6, add to or amend any of the provisions of the Plan or the terms relating to Units credited under this Plan or terminate the Plan; provided however that (i) any approvals required under any applicable law or under the applicable rules of any stock exchange in Canada upon which shares of the Company are listed are obtained, and (ii) no such amendment or termination shall be made at any time which has the effect of adversely affecting the existing rights of a Member without his or her consent in writing unless the Company, at its option, acquires such existing rights at an amount equal to the fair market value of such rights at such time as verified by an independent valuator.

7.3                               The determination by the Company of any question which may arise as to the interpretation or implementation of the Plan or any of the Units granted hereunder shall be final and binding on all Members and other persons claiming or deriving rights through any of them.

7.4                               The Company shall keep or cause to be kept such records and accounts as may be necessary or appropriate in connection with the administration of the Plan.  At such times as the Company shall determine, the Company shall furnish the Member with a statement setting forth the details of the Units credited to each Member in his or her Unit Account.  Such statement shall be deemed to have been accepted by the Member as correct unless written notice to the contrary is given to the Company within 30 days after such statement is given to the Member.  Members shall not be entitled to receive any certificate evidencing Units.

7.5                               The Board may terminate the Plan at any time.  However, if so terminated, prior awards shall remain outstanding and in effect in accordance with their applicable terms and condition.

8.              GENERAL

8.1                               The Plan shall enure to the benefit of and be binding upon the Company, its successors and assigns.  The interest of any Member under the Plan or in any Unit shall not be transferable or alienable by him or her either by pledge, assignment or in any other manner whatsoever and, during his or her lifetime, shall be vested only in him or her, but shall thereafter enure to the benefit of and be binding upon the Member’s Beneficiary.

8.2                               A Member shall not have any rights as a shareholder in respect of any Units.

9.              RIGHT TO FUNDS

9.1                               Neither the establishment of the Plan, the crediting of Units or the setting aside of any funds by the Company (if, in its sole discretion, it chooses to do so) shall be deemed to create a trust.  Legal and equitable title to any funds set aside for the purposes of the Plan shall remain in the Company and no Member shall have any security or other interest in such funds.  Any funds so set aside shall remain subject to the claims of creditors of the Company present or future.  Amounts payable to any Member under the Plan shall be a general, unsecured obligation of the Company.  The right of the Member or Beneficiary to receive payment pursuant to the Plan shall be no greater than the right of other unsecured creditors of the Company.

10.       SPECIAL RULES APPLICABLE TO U.S. MEMBERS

10.1                        Application to U.S. Members. Notwithstanding any other provision in the Plan, the provisions of this section 10 will apply to all Members who are subject to U.S. income tax with respect to Units issued under the Plan (“U.S. Members”).

10.2                        Elections to Receive Units. In lieu of the election provisions specified in section 4.9, the following rules will apply to elections by U.S. Members:

(a)                                  Elections by U.S. Members regarding the amount of their Fees, if any, payable during a calendar year that they wish to receive in Units generally must be made not later than December 31 of the preceding calendar year.

(b)                                 Notwithstanding the previous subsection, a new Director who first becomes eligible for participation in the Plan as a U.S. Member under sections 3.1 and 3.2 during the course of a calendar year may make an election to receive applicable Fees in Units, provided (i) the election is made no later than the 30th day after the date the Director is first eligible for the Plan, and (ii) the election applies only to Fees with respect to services performed after the election.

(c)                                  If a U.S. Member’s active membership in the Plan is suspended under section 3.4 because the Member becomes an Employee, the Member’s active membership will resume on termination of the employment, provided he or she continues as a Director.  If the Director resumes membership in the course of a calendar year, he or she will be deemed a newly eligible Member under section 10.2(b) above for purposes of deferring Fees, unless such treatment is prohibited under Code Section 409A.  If the U.S. Member is not permitted under Code Section 409A to be treated as a newly eligible Member in the calendar year he or she resumes active membership, the Member will be permitted to elect to resume receiving Fees in Units beginning with Fees received in the subsequent calendar year, provided the election is made in compliance with section 10.2(a) above.

10.3                        Redemption of Units. In lieu of the payment provisions of section 5.1, on a redemption of Units by U.S. Members, the value of the Units credited to a U.S. Member’s Unit Account, net of applicable withholdings, will be paid to the Member in a single lump sum following the date the Member ceases to be a Director for any reason.  Notwithstanding anything else in the Plan, if a Member ceases to be a Director for any reason other than death, payment will be made as soon as practicable following a determination of the value of Units pursuant to section 5.5.  In the event of a Member’s death, payment will be made pursuant to section 5.3.

10.4                        Re-Organization. In the event of a Reorganization or proposed Reorganization under section 6.2, the following rules will apply to U.S. Members:

(a)                                  If the Reorganization or proposed Reorganization constitutes a “change in control event” within the meaning of Code Section 409A and related guidance (“Change in Control Event”), all U.S. Members will receive payment of the value of all their Units as soon as practicable following the Change in Control Event, regardless of whether they cease to be Directors,

(b)                                 If the Reorganization or proposed Reorganization does not constitute a Change in Control Event, then the following will apply:

(i)                      If the Company elects to implement the option set out in section 6.2(a), a U.S. Member must cease to be a Director within the notice period provided in section 6.2(a) to receive payment of the value of his or her Units.  If the U.S. Member does not cease to be a Director, all of the Member’s Units will lapse and be cancelled on the expiry of the notice period.

(ii)                   If the Company elects to implement the option set out in section 6.2(b) and the exchange provided under this section complies with the requirements of Code Section 409A and related guidance, a U.S. Member may participate in the exchange.  If the exchange does not comply with Code Section 409A, then a U.S. Member must cease to be a Director during the period the exchange offer is open in order to receive payment for his or her Units.  If the Member does not cease to be a Director, all of the Member’s Units will lapse and be cancelled on the expiry of the offer period.

10.5                        Six-Month Delay for Specified Employees. If a U.S. Member is an Employee who is determined to be a “specified employee” within the meaning of Code Section 409A and related guidance, based on an identification date of December 31, and if the Member is eligible to receive payment of his or her Unit Account solely because that Member has “separated from service” within the meaning of Code Section 409A, no payment will be made prior to the date that is six months after the date of separation from service (or, if earlier, the date of death of the Member).

10.6                        Code Section 409A Savings Clause. Notwithstanding any other provision in this Plan, to the extent any amounts payable under this Plan (i) are subject to Code Section 409A, and (ii) the time or form of payment of those amounts would not be in compliance with Code Section 409A, then, to the extent possible, payment of those amounts will be made at such time and in such a manner that payment will be in compliance with Code Section 409A.  If the time or form of payment cannot be modified in such a way as to be in compliance with Code Section 409A, then the payment will be made as otherwise provided in this Plan, disregarding the provisions of this section 10.6.

10.7                        409A Liability Limitation. Benefits under the Plan payable to U.S. Members are intended to comply with the rules of Code Section 409A and will be construed accordingly.  However, the Company will not be liable to any Member or Beneficiary with respect to any benefit-related adverse tax consequences arising under Section 409A or other provision of the Code.

11.       DATE OF PLAN

11.1                        This Plan is instituted effective as of the date hereof.